FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-15

----- Original Message -----

From:  WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At:  04/06/17 10:44:31

BANK 2017-BNK4 - PUBLIC NEW ISSUE

**IO LAUNCH** $826.084 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES
BofA MERRILL LYNCH
MORGAN STANLEY

CO-MANAGER:  ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	PROCEEDS($MM)	LAUNCH
X-A	AAAsf/AAA(sf)/Aaa(sf)	670.445	~69.6	T+130
X-B	A-sf/AAA(sf)/NR	155.639	~11.2	T+117

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RR	NR/NR/NR	50.409	N/A	N/A	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,008,188,843
NUMBER OF LOANS:	48
NUMBER OF PROPERTIES:	64
WA CUT-OFF LTV:	59.1%
WA BALLOON LTV:	53.8%
WA U/W NCF DSCR:	1.83x
WA U/W NOI DEBT YIELD:	11.3%
WA MORTGAGE RATE:	4.848%
TOP TEN LOANS %:	52.5%
WA REM TERM TO MATURITY (MOS):	113
WA REM AMORTIZATION TERM (MOS):	335
WA SEASONING (MOS):	2

LOAN SELLERS:	BANA(42.4%), MSMCH(29.4%), WFB(28.2%)

TOP 3 PROPERTY TYPES:	OFFICE(35.9%), RETAIL(21.8%), HOSPITALITY(19.6%)

TOP 5 STATES:	CA(24.3%), VA(10.3%), OH(8.3%), AL(7.5%), DC(6.9%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC

DIRECTING CERTIFICATEHOLDER:	RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	APRIL 19, 2017

ROADSHOW
NEW YORK 1x1's:	TODAY, 3/29
DES MOINES,BREAKFAST:	THURS, 3/30 @ 7:30AM CT, MARRIOTT DOWNTOWN
MINNEAPOLIS, LUNCH:	THURS, 3/30 @ 1:00PM CT, KIMPTON GRAND HOTEL
HARTFORD, BREAKFAST:	THURS, 3/30 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	THURS, 3/30 @ 12:00PM ET, RITZ-CARLTON

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	2017BNK4
FINAL LINK:	www.netroadshow.com/nrs/wp/default.html?show=8f8a02

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.